Offer to Purchase for Cash up to 4.4 million Shares of its

Common Stock, Without Nominal or Par Value,

at a Purchase Price of $42.00 Per Share

by

Blair Corporation

July 20, 2005

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 20, 2005, and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer, in connection with the tender offer by Blair Corporation, a Delaware corporation (“Blair”), to purchase up to 4.4 million shares of its common stock, without nominal or par value (“Blair Common Stock”), at a purchase price of $42.00 per share, net to the sellers in cash, without interest, upon the terms and subject to the conditions set forth in the tender offer.

Blair will purchase 4.4 million shares of Blair Common Stock properly tendered and not properly withdrawn before the “expiration date” (as defined in Section 1 of the Offer to Purchase), or such lesser number of shares as are properly tendered and not properly withdrawn, at a price of $42.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the proration and conditional tender provisions thereof. Blair reserves the right, in its sole discretion, to purchase more than 4.4 million shares of Blair Common Stock under the tender offer, subject to applicable legal requirements. Shares of Blair Common Stock tendered and not purchased because of proration or conditional tender will be returned promptly after the expiration date at the expense of Blair to the stockholders who tendered such shares. See Section 1 of the Offer to Purchase.

If, at the expiration date, more than 4.4 million shares of Blair Common Stock, or such greater number of shares as Blair may elect to purchase in accordance with applicable legal requirements, are properly tendered and not properly withdrawn, Blair will, upon the terms and subject to the conditions of the tender offer, accept such shares for purchase on a pro rata basis from all such tendering stockholders, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase.

We are the owner of record of shares of Blair Common Stock held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares of Blair Common Stock we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares of Blair Common Stock we hold for your account on the terms and subject to the conditions of the tender offer.

We call your attention to the following:

1.	You may tender shares of Blair Common Stock at a price of $42.00 per share as indicated in the attached instruction form, net to you in cash, without interest.

2.	You should consult with your broker on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3.	The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions set forth in Section 7 of the Offer to Purchase.

4.	The tender offer, proration period and withdrawal rights will expire at 12:00 midnight, Eastern Time, on Tuesday, August 16, 2005, unless Blair extends the tender offer.

5.	The tender offer is for up to 4.4 million shares, constituting approximately 53% of the issued and outstanding shares of Blair Common Stock as of June 30, 2005.

6.	Tendering stockholders who are registered stockholders or who tender their shares directly to the depositary will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the purchase by Blair of shares of Blair Common Stock under the tender offer.

7.	If you wish to condition your tender upon the purchase of a specified minimum number of the shares of Blair Common Stock which you tender, you may elect to do so and thereby avoid possible proration of your tender. You are urged to consult your own tax advisor with regard to this election. The purchase of shares by Blair of Blair Common Stock from all tenders, which are so conditioned, may be determined by random lot. To elect such a condition complete the section below captioned “Conditional Tender.”

8.	The Board of Directors of Blair has approved the tender offer. However, neither Blair nor its Board of Directors nor the dealer manager makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares of Blair Common Stock. Stockholders must make their own decision as to whether to tender their shares of Blair Common Stock and, if so, how many shares to tender. Stockholders should discuss whether to tender all or any portion of their shares with their brokers or other financial and tax advisors.

If you wish to have us tender any or all of your shares of Blair Common Stock, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. If you authorize us to tender your shares of Blair Common Stock, we will tender all such shares unless you specify otherwise on the attached instruction form.

Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the expiration date of the tender offer. The tender offer, proration period and withdrawal rights will expire at 12:00 midnight, Eastern Time, on Tuesday, August 16, 2005, unless Blair extends the tender offer.

As described in the Offer to Purchase, if more than 4.4 million shares, or such greater number of shares as Blair may elect to purchase in accordance with applicable legal requirements, are properly tendered and not properly withdrawn before the expiration date, Blair will accept shares for purchase on a pro rata basis, as provided in the Offer to Purchase, subject to the conditional tender provisions described in the Offer to Purchase.

The tender offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of Blair common stock. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Instruction Form With Respect To

Offer to Purchase for Cash up to 4.4 Million Shares of its

Common Stock, Without Nominal or Par Value

at a Purchase Price of $42.00 Per Share

by

Blair Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 20, 2005, and the related Letter of Transmittal, which, as may be amended and supplemented from time to time, together constitute the tender offer in connection with the tender offer by Blair Corporation, a Delaware corporation (“Blair”), to purchase up to 4.4 million shares of its common stock, without nominal or par value (“Blair Common Stock”), at a purchase price of $42.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer.

The undersigned understands that Blair will purchase 4.4 million shares of Blair Common Stock properly tendered and not properly withdrawn before the “expiration date” (as defined in Section 1 of the Offer to Purchase), or such lesser number of shares as are properly tendered and not properly withdrawn, at a price of $42.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the proration and conditional tender provisions thereof. Blair reserves the right, in its sole discretion, to purchase more than 4.4 million shares of Blair Common Stock under the tender offer, subject to applicable legal requirements. Shares of Blair Common Stock tendered and not purchased because of proration or conditional tender will be returned promptly after the expiration date at the expense of Blair to the stockholders who tendered such shares.

The undersigned hereby instruct(s) you to tender to Blair the number of shares of Blair Common Stock indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, under the terms and subject to the conditions of the tender offer.

Aggregate number of shares of Blair Common Stock to be tendered by you for the account of the undersigned:

                     shares of Blair Common Stock

CONDITIONAL TENDER

A tendering stockholder may condition his or her tender of shares upon Blair purchasing a specified minimum number of such shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least that minimum number of shares indicated below is purchased by Blair pursuant to the terms of the tender offer, none of the shares tendered by such tendering stockholder will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and each stockholder is urged to consult his or her broker or other financial and tax advisors. Unless the box below has been checked and a minimum number of shares have been specified, the tender will be deemed unconditional.

☐	The minimum number of shares tendered hereby that must be purchased, if any are purchased, is: shares.

If, because of proration, such minimum number of shares tendered hereby will not be purchased, Blair may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked this box:

☐	The tendered shares represent all shares held by the undersigned, and the undersigned wishes such shares to be eligible for purchase by random lot.

The method of delivery of this document is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured is requested. In all cases, sufficient time should be allowed to assure delivery.

SIGNATURE BOX

(Please Print)

Signature(s):

Dated: , 2005
Name(s) and address(es):

(Including Zip Code)

Area code and telephone number:

Taxpayer Identification or Social Security Number: